UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2023

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	EGRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Other Events.

On June 6, 2023, Eagle Pharmaceuticals, Inc. (the “Company”) delivered notice (the “Notice”) of termination to AOP Orphan Pharmaceuticals GmbH (“AOP”) with respect to that certain license agreement, dated August 6, 2021, by and between the Company and AOP Orphan (the “AOP License”) following AOP’s receipt of a complete response letter from the U.S. Food and Drug Administration (“FDA”) whereby the FDA refused to approve AOP’s New Drug Application for landiolol. The Notice provides that the AOP License be terminated effective immediately.

As previously disclosed, pursuant to the AOP License, AOP granted the Company an exclusive royalty-bearing license under certain patent rights and know-how to develop, commercialize and otherwise exploit any pharmaceutical product that contains landiolol, a short-acting, intravenous, cardio-selective beta-1 adrenergic blocker product candidate for the short-term reduction of ventricular rate in patients with supraventricular tachycardia, in the United States. Pursuant to the AOP License, the Company made an upfront payment of $5 million in 2021, and the AOP License provided for potential additional payments upon regulatory approval(s) and based upon commercial sales.

The Company cannot be certain that AOP will not dispute the Company’s Notice or on what terms any potential dispute may be resolved.

The foregoing description of the AOP License is not complete and is qualified in its entirety by reference to the full text of the AOP License, a copy of which is filed as Exhibit 10.36 to the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2022 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2023	EAGLE PHARMACEUTICALS, INC.

	By:	/s/ Scott Tarriff
Scott Tarriff
Chief Executive Officer